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                   CONSENT OF THE ROBINSON-HUMPHREY COMPANY

        We consent to the inclusion in this Registration Statement on Form S-4 of our opinion, dated October 20, 1997, as set forth as Appendix B to the Proxy Statement/Prospectus and to the summarization thereof in the Proxy Statement/Prospectus under the captions "Summary-Opinion of GFB's Financial Advisor" and "Description of the Transaction-Opinion of GFB's Financial Advisor." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                /s/ THE ROBINSON-HUMPHREY COMPANY

Atlanta, Georgia
October 20, 1997